EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4, No. 333-189708) pertaining to the PVF Capital Corp. 1996 Incentive Stock Option Plan, the PVF Capital Corp. 2000 Incentive Stock Option and Deferred Compensation Plan, the PVF Capital Corp. 2008 Equity Incentive Plan, and the PVF Capital Corp. 2010 Equity Incentive Plan of F.N.B. Corporation of our reports dated February 28, 2013, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries and the effectiveness of internal control over financial reporting of F.N.B. Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

October 22, 2013